                                                                   EXHIBIT 10.24

                              AMENDED AND RESTATED

                  TAX ALLOCATION AND INDEMNIFICATION AGREEMENT

          This Amended and Restated Tax Allocation and Indemnification Agreement dated as of March 2, 1996, is entered into by and among Morrison Restaurants, Inc., a Delaware corporation ("Morrison") and each of

     Custom Management Corporation of          Ruby Tuesday, Inc.
     Pennsylvania
                                               Ruby Tuesday (Georgia), Inc.,
     Custom Management Corporation
                                               Morrison Fresh Cooking, Inc.
     John C. Metz & Associates, Inc.
                                               Morrison Health Care, Inc.
     Morrison International, Inc.
                                               Tias, Inc.

             Morrison Custom Management Corporation of Pennsylvania

(individually, a "Subsidiary" and, collectively, the "Subsidiaries").

                                  WITNESSETH:

          WHEREAS Morrison adopted a Plan of Distribution Agreement dated September 26, 1995 (the "Plan of Distribution") by which it contemplated a distribution to its shareholders of its Family Dining Restaurant Business and Health Care Food Service Business;

          WHEREAS, Morrison Fresh Cooking, Inc., a Georgia corporation ("MFCI") and Morrison Health Care, Inc., a Georgia corporation ("MHCI") are newly-created, wholly-owned subsidiaries of RTI that as of January 1, 1996 acquired the assets and liabilities of Morrison's Family Dining Restaurant Business and the Health Care Food Service Management Business, respectively;

          WHEREAS, pursuant to the Plan of Distribution, Morrison will be merged into Ruby Tuesday (Georgia), Inc., a Georgia corporation ("RTI"), and RTI will be the successor and Ruby Tuesday, Inc., a Delaware corporation will be merged into RTI, and RTI will be the successor;

          WHEREAS, Morrison, as the common parent, and the Subsidiaries, other than MFCI, MHCI and RTI, were members of an "affiliated group", as that term is defined in Section 1504 of the Code, which filed consolidated federal income tax returns and have entered into the Federal Tax Allocation Agreement dated January 1, 1995, under which the parties have agreed as to the allocation of any income tax liability related to such consolidated federal income tax returns;

          WHEREAS, Morrison, pursuant to the Plan of Distribution, has agreed to the distribution to the holders of its common stock of all of the outstanding shares of the common stock of each of MHCI and MFCI (the "Distribution"), and Morrison, MFCI, and MHCI have agreed to enter into certain agreements, including a Distribution Agreement dated as of March 2, 1996 among Morrison, RTI, MHCI, and MFCI (the "Distribution Agreement") and this Amended and Restated Tax Allocation and Indemnification Agreement, setting forth their respective rights, duties, and obligations with respect to liabilities of the parties, including Tax liabilities, attributable to events that occurred in periods prior to the Distribution;

          WHEREAS, as a consequence of the Distribution, MFCI and MHCI will no longer be subsidiaries of Morrison, or RTI after the merger and, thus, will no longer be members of Morrison's or RTI's Affiliated Group;

          WHEREAS, pursuant to Treas. Reg. Section 1.1502-6, Morrison, RTI, and each Subsidiary will be severally liable for the consolidated federal income tax liability of the Morrison Group or the RTI Group for any period during which the Subsidiary was a member of the Morrison Group or the RTI Group during any part of a consolidated return year; and

          WHEREAS, RTI, as the successor by merger to Morrison, MFCI, or MHCI might be liable for certain Taxes as a result of the transfer of assets and liabilities to MFCI and MHCI, and the Distribution; and

          WHEREAS, Morrison, RTI, MFCI, and MHCI desire to set forth their rights and obligations with respect to foreign, federal, state and local taxes due for periods both before and after the Distribution and with respect to certain tax liabilities that may be asserted in connection with the Distribution.

          NOW THEREFORE, RTI, as successor by merger to Morrison, on behalf of itself and Members of the RTI Affiliated Group (other than MFCI and MHCI, their respective subsidiaries), and MFCI, on behalf of itself and members of the MFCI Group, and MHCI, on behalf of itself and members of the MHCI Group, in consideration of the mutual covenants contained herein, agree as follows:



                                   ARTICLE I.

                                  Definitions
                                  -----------

          For purposes of this Agreement, the following definitions shall apply:

          1.1 "Affiliated Group" means an affiliated group of corporations eligible to file a Consolidated Return within the meaning of Section 1504(a) (determined without regard to the

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exceptions contained in Section 1504(b)) of the Code, or under any comparable provision of foreign, state, or local law, for the taxable period in question.

          1.2 "Business of MFCI" means the assets, including stock of subsidiaries, liabilities, and business attributable to the Family Dining Restaurant Business as described in the Distribution Agreement.

          1.3 "Business of MHCI" means the assets, including stock of subsidiaries, liabilities, and business attributable to the Health Care Food Service Management Business as described in the Distribution Agreement.

          1.4 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          1.5 "Consolidated Return" means a consolidated United States federal income tax return of the Morrison Group for any consolidated return year beginning before the Date of Distribution and any consolidated or combined state, county, or local income tax return of any Members of the Morrison Group for a taxable year beginning before the Date of Distribution.

          1.6 "Date of Distribution" or "Distribution Date" means 12:00 midnight EST on March 9, 1996, at which time the Morrison Group ceases to own 80% of the vote and value of the stock of each of MFCI and MHCI within the meaning of Section 1504 of the Code and thus the date on which both MFCI and MHCI cease to be members of the Morrison Group, or the RTI Group as successor to the Morrison Group.

          1.7 "Expenses" means out-of-pocket expenses paid to third party providers and shall not include any overhead or indirect costs.

          1.8 "Final Determination" means the final resolution of liability for any Tax for a taxable period (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable agreement form under the laws of other jurisdictions, except that a Form 870 or 870-AD or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction which has become final and unappealable; (iii) by a closing agreement or offer in compromise under Section 7121 or 7122 of the Code or any subsequently enacted corresponding provisions of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by an allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition by reason of the expiration of the applicable statutes of limitations.

          1.9  "IRS" means the Internal Revenue Service.

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          1.10  "Letter Ruling" means that letter to be received from the IRS pursuant to the request for ruling dated October 18, 1995 (as supplemented thereafter), submitted by Morrison to the IRS with respect to the tax consequences of the Distribution.

          1.11 "Member" or "Members" means the Parties to this agreement that join in the filing of a Consolidated Return for a particular period.

          1.12 "MFCI Contribution" shall mean the transfer to MFCI by Morrison of the Business of MFCI pursuant to the Distribution Agreement.

          1.13 "MFCI Distribution" shall mean the distribution by Morrison of the stock of MFCI to Morrison shareholders pursuant to the Distribution Agreement.

          1.14 "MFCI Group" means (i) with respect to periods prior to the Date of Distribution, MFCI and/or any one or more of its directly or indirectly wholly-owned subsidiaries and, (ii) with respect to periods after the Date of Distribution, the Affiliated Group of which MFCI or any successor of MFCI is the common parent.

          1.15 "MFCI Tainting Act" means any breach of a representation or covenant by any Member of the MFCI Group relating to the qualification of the Distribution as a distribution described in Section 355 of the Code which is given solely by MFCI in connection with the Tax Certificate dated March 8, 1996 or the Letter Ruling obtained by Morrison or RTI as the successor to Morrison, unless either (a) RTI, as the successor to Morrison, consents in writing to such transaction, or (b) RTI is provided (at MFCI's expense) with either an IRS ruling or an opinion of tax counsel (acceptable to RTI) which is in substance reasonably satisfactory to RTI that such transaction will not cause the Distribution to fail to qualify as a distribution described in Section 355 of the Code.

          1.16 "MHCI Contribution" shall mean the transfer to MHCI by Morrison of the Business of MHCI pursuant to the Distribution Agreement.

          1.17 "MHCI Distribution" shall mean the distribution by Morrison of the stock of MHCI to Morrison shareholders pursuant to the Distribution Agreement.

          1.18 "MHCI Group" means (i) with respect to periods prior to the Date of Distribution, MHCI and/or any one or more of its directly or indirectly wholly owned subsidiaries and, (ii) with respect to periods after the Date of Distribution, the Affiliated Group of which MHCI or any successor of MHCI is the common parent.

          1.19 "MHCI Tainting Act" means any breach of a representation or covenant by any Member of the MHCI Group relating to the qualification of the Distribution as a distribution described in Section 355 of the Code which is given solely by MHCI in connection with the Tax Certificate dated March 8, 1996, or the Letter Ruling obtained by Morrison, or RTI as the

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

successor to Morrison, unless either (a) RTI, as the successor to Morrison, consents in writing to such transaction or (b) RTI is provided (at MHCI's expense) with either an IRS ruling or an opinion of tax counsel (acceptable to
RTI), which is in substance reasonably satisfactory to RTI that such transaction will not cause the Distribution to fail to qualify as a distribution described in Section 355 of the Code.

          1.20 "Morrison Group" means, for each taxable period, the Affiliated Group of which Morrison is the common parent.

          1.21  "Party" means any of the parties to this Agreement.

          1.22 "Personal and Real Property Taxes" mean all Taxes which are assessed upon the value of real or personal property owned, leased, rented or used by any member of the Morrison Group, the RTI Group, the MFCI Group, or the MHCI Group, including, but not limited to, real and personal property taxes, use taxes, value added taxes or other ad valorem taxes.

          1.23 "Restructuring Taxes" means any Taxes resulting from either the transfer of the Business of MFCI or the transfer of the Business of MHCI, or both, pursuant to the Distribution Agreement and the Distribution of either the stock of MFCI or the stock of MHCI, or both, pursuant to the Distribution Agreement, including, without limitation, any sales, use or other transfer Taxes or any Tax imposed pursuant to or as a result of Section 311 of the Code.

          1.24 "RTI Group" means, for each taxable period, the Affiliated Group of which RTI or any successor of RTI is the common parent.

          1.25 "RTI Tainting Act" means any breach of a representation or covenant by any Member of the RTI Group or the Morrison Group (other than MFCI or a Member of the MFCI Group and MHCI or a Member of the MHCI Group) relating to the qualification of the Distribution as a distribution described in Section 355 of the Code which is given solely by Morrison or RTI in connection with the IRS ruling obtained by Morrison, as the predecessor to RTI.

          1.26 "Tax Benefit" means any Tax Item which decreases Taxes paid or payable.

          1.27 "Tax or Taxes" means all forms of taxation, whenever created or imposed, whether domestic or foreign, and whether imposed by a nation, locality, municipality, government, state, federation, or other body (a "Taxing Authority"), and without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum tax, gross income, sales, use, franchise, gross receipts, value added, ad valorem, profits, license, payroll, withholding, social security, unemployment insurance, employment, property, transfer, recording, excise, severance, stamp, occupation, premium, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any such Taxing Authority.

          1.28 "Tax Controversy" means any audit, examination, dispute, suit, action, litigation or other judicial or administrative proceeding by or against the IRS or any other Taxing Authority.

          1.29 "Tax Item" means any item of income, gain, loss, deduction, credit, recapture of credit or any other item, including, but not limited to, an adjustment under Code Section 481 resulting from a change in accounting method, which increases or decreases Taxes paid or payable.

          1.30 "Tax Returns" means all reports, estimates, declarations of estimated tax, information statements, returns or other documents required to be filed in connection with any Taxes, including but not limited to requests for extensions of time, information statements and reports, claims for refund, and amended returns.


                                  ARTICLE II.

                         Representations and Covenants
                         -----------------------------

          2.1  Morrison and RTI.  In connection with that certain Tax
               ----------------
Certificate dated, March 8, 1996, Morrison and RTI make the following representations and covenants:

          (a) The Board of Directors of Morrison (RTI, after the Distribution) will not take any steps in furtherance of a plan to sell the stock of or liquidate Morrison (RTI, after the Distribution), to participate in a merger with any other corporation, or to sell or otherwise dispose of any of Morrison's (RTI's, after the Distribution) assets, following the Distribution in a transaction that would be considered to be evidence of a device as defined in Treas. Reg. Section 1.355-2(d)(2)(iii).

          (b) The Board of Directors of Morrison (RTI, after the Distribution) will not take any steps in furtherance of a plan to sell the stock of or liquidate Morrison (RTI, after the Distribution), to participate in a merger with any other corporation, or to sell or otherwise dispose of any of Morrison's (RTI's, after the Distribution) assets, following the Distribution in a transaction that would result in those Morrison (RTI, after the Distribution) shareholders who were shareholders as of the Distribution Date to not continue to own more than 50% by value of the stock of Morrison (RTI, after the Distribution) that was owned by such shareholders immediately before the Distribution.

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

     2.2  MFCI and the MFCI Group.  In connection with that certain Tax
          -----------------------
Certificate dated, March 8, 1996, MFCI and the MFCI Group make the following representations and covenants:

          (a) Not later than three (3) months following the Distribution, MFCI will be establish an employer stock ownership plan ("ESOP"), within the meaning of Sections 409(l) and 4975 of the Internal Revenue Code (the "Code"), which will be funded with the stock of MFCI. MFCI will sell newly issued voting common stock that, when added to the shares of MFCI stock transferred to the MFCI ESOP by the Morrison Restaurants Inc. Salary Deferral Plan, represents not less than 3% of the then outstanding MFCI common stock. The MFCI ESOP will issue a note to MFCI in exchange for the newly issued MFCI common stock. The MFCI ESOP note will be amortized over a period of not more than 10 years.

          (b) MFCI also will be establish other compensatory stock ownership programs for its management and employees which will provide MFCI's work force with the opportunity to acquire additional MFCI stock representing not less than 10% of the then outstanding MFCI common stock.

          (c) The Board of Directors of MFCI will not take any steps in furtherance of a plan to sell the stock of or liquidate MFCI, to participate in a merger with any other corporation, or to sell or otherwise dispose of any of MFCI's assets, following the Distribution in a transaction that would be considered to be evidence of a device as defined in Treas. Reg. Section 1.355-2(d)(2)(iii).

          (d) The Board of Directors of MFCI will not take any steps in furtherance of a plan to sell the stock of or liquidate MFCI, to participate in a merger with any other corporation, or to sell or otherwise dispose of any of MFCI's assets, following the Distribution in a transaction that would result in those MFCI shareholders who were shareholders as of the Distribution Date to not continue to own more than 80% by value of the stock of MFCI that was owned by such shareholders immediately before the Distribution.

     2.3  MHCI and the MHCI Group.  In connection with that certain Tax
          -----------------------
Certificate dated, March 8, 1996, MHCI and the MHCI Group make the following representations and covenants:

          (a) Not later than three (3) months following the Distribution, MHCI will be establish an employer stock ownership plan ("ESOP"), within the meaning of Sections 409(l) and 4975 of the Internal Revenue Code (the "Code"), which will be funded with the stock of MHCI. MHCI will sell newly issued voting common stock that, when added to the shares of MHCI stock transferred to the MHCI ESOP by the Morrison Restaurants Inc. Salary Deferral Plan, represents not less than 3% of the then outstanding MHCI common stock. The MHCI ESOP will issue a note to MHCI in exchange for the newly issued MHCI common stock. The MHCI ESOP note will be amortized over a period of not more than 10 years.

          (b) MHCI also will be establish other compensatory stock ownership programs for its management and employees which will provide MHCI's work force with the opportunity to acquire additional MHCI stock representing not less than 10% of the then outstanding MHCI common stock.

          (c) The Board of Directors of MHCI will not take any steps in furtherance of a plan to sell the stock of or liquidate MHCI, to participate in a merger with any other corporation, or to sell or otherwise dispose of any of MHCI's assets, following the Distribution in a transaction that would be considered to be evidence of a device as defined in Treas. Reg. Section 1.355-2(d)(2)(iii).

          (d) The Board of Directors of MHCI will not take any steps in furtherance of a plan to sell the stock of or liquidate MHCI, to participate in a merger with any other corporation, or to sell or otherwise dispose of any of MHCI's assets, following the Distribution in a transaction that would result in those MHCI shareholders who were shareholders as of the Distribution Date to not continue to own more than 80% by value of the stock of MHCI that was owned by such shareholders immediately before the Distribution.

     2.4  Letter Ruling.  Morrison, RTI, MFCI, and MHCI acknowledge that
          -------------
Morrison has submitted a request for ruling to the IRS as to the tax consequences of the Distribution and that, as of the date of this Agreement, such request is still under consideration by the IRS. In connection with such request, Morrison, RTI, MFCI, and/or MHCI will be called upon to make certain representations and covenants, as a condition to the receipt of the Letter Ruling, in addition to those set forth in this Article II. Morrison, RTI, MFCI, and MHCI, acknowledge and agree that, notwithstanding the provisions of Section 9.2, the representations and covenants set forth in Sections 2.1, 2.2, and/or 2.3, as the case may be, shall be supplemented, and such supplement shall be considered as if it were a part of this original Amended and Restated Tax Allocation and Indemnification Agreement, by including those representations and covenants required to be made in connection with the Letter Ruling.


                                  ARTICLE III.

                      Consolidated Return Tax Liabilities
                      -----------------------------------

     3.1  Agent.  Morrison or RTI, as the successor to Morrison, shall be the
          -----
agent for all Subsidiaries that are required or otherwise joining in the filing of any Consolidated Return filed by the Morrison Group or the RTI Group, and shall be duly authorized to act on behalf of the

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

Subsidiaries in connection with the determination of that Affiliated Group's Tax liability with respect to such Consolidated Return, such agency shall include, but not be limited to, the preparation and filing of such Consolidated Return, the payment of the Tax liability with respect to such Consolidated Return (including the payment of estimated taxes relating to such liability), and, subject to the provision of Article VI below, the negotiation, compromise, settlement, and/or appeal or contesting of any Tax assessment relating to a taxable year for which a Consolidated Return has been filed by the Affiliated Group, but such agency shall not include any election, consent, or other document relating to the filing of a Consolidated Return which is specifically required by the Code or Treasury Regulations thereunder, or comparable provision of foreign, state, or local law, to be executed by the individual Members.

     3.2  Consents, Elections, Etc.  Morrison, RTI, and each Subsidiary shall
          ------------------------
execute and file such consents, elections, and other documents that may be required or appropriate for the proper filing of a Consolidated Return for federal income tax purposes and may execute and file consents, elections, and other documents that may be required or appropriate for the proper filing of a Consolidated Return for foreign, state, or local Tax purposes (but only for those foreign, state, or local Consolidated Returns for which Morrison or RTI would be considered to be the common parent, or equivalent thereof, of the Affiliated Group).

     3.3  Allocation Method.  In order to determine the portion of the Tax
          -----------------
liability (other than Restructuring Taxes) due with respect to any Consolidated Return filed by an Affiliated Group under this Agreement which is allocable to an individual Member and/or to determine the amount to which a Member of such Affiliated Group is entitled as compensation for the use of deductions, a net operating loss, or tax credits that have been utilized in arriving at the Consolidated Return Tax liability of such Affiliated Group, the Members agree to determine and allocate the tax liability of the Affiliated Group among themselves in the following manner:

          (a) The separate return Tax liability or Tax Benefit of each Member shall be computed by first determining the separate taxable income or loss, tax credits, alternative minimum taxable income and such other tax items of such Member that otherwise are taken into account in determining the Consolidated Return Tax liability or Tax Benefit of the Affiliated Group, except that, in determining such separate taxable income, loss or other tax item of a Member, gains, losses, deductions, tax credits, and all other items taken into account in the determination of such Tax liability or Tax Benefit that are deferred, limited, eliminated, or otherwise adjusted under any rule or regulation relating to the filing of such Consolidated Return shall be computed in accordance with such Consolidated Return rule or regulation. Thus, for example, a net operating loss of a Member shall not be carried forward and utilized in the calculation of separate company taxable income or loss of the Member unless such net operating loss has not been utilized in a prior Consolidated Return of the Affiliated Group and is otherwise available for carryover to the Consolidated Return of the Affiliated Group for which the Tax liability is being allocated. Likewise, for example, depreciation for each of the Members shall be calculated using the conventions, if any, adopted under or otherwise required by the Consolidated Return rules or regulations.

          (b) The separate return Tax liability or Tax Benefit of each Member shall than be computed by multiplying the Member's separate return taxable income or loss, alternative minimum taxable income or loss, or such other item (determined in accordance with 2.3(a) above) by the highest marginal tax rate applicable to the Affiliated Group's Consolidated Return taxable income, Consolidated Return alternative minimum taxable income, or such other determination, as the case may be, and then subtracting or adding, as the case may be, such Member's separate tax credits or other separate items (again, determined in accordance with 2.3(a) above) which are taken into account in determining the Affiliated Group's Consolidated Return Tax liability or Tax Benefit.

          (c) In the event that any item (whether gain, loss, income, deduction, credit, or otherwise) used in the determination of the Affiliated Group's Consolidated Return Tax liability or Tax Benefit is limited and such limitation affects the computation of more than one Member's separate return Tax liability or Tax Benefit, the limitation shall be allocated among the affected Members based upon ratios of the amount of each affected Member's item subject to limitation to the total of all affected Members' items subject to limitation or, in the event it is not possible to make an allocation in such manner, the limitation shall be allocated among the affected Member's in an equitable manner as determined by Morrison or RTI.

          (d) In the event that, after making the computations in accordance with 2.3(a)-(c) above, the Affiliated Group's Consolidated Return Tax liability is greater than the total of all Members' separate return Tax liabilities and Tax Benefits, then the excess of such Consolidated Return Tax liability over the total of all Members' separate return Tax liabilities and Tax Benefits shall be allocated to the Members possessing separate return Tax liabilities based upon a ratio of such separate return Tax liabilities.

          (e) In the event that, after making the computations in accordance with 2.3(a)-(c) above, the Affiliated Group's Consolidated Return Tax liability is less than the total of all Members' separate return Tax liabilities and Tax Benefits, then the excess of the total of all Members' separate return Tax liabilities and Tax Benefits over such Consolidated Return Tax liability shall be allocated (as a Tax Benefit) to the Members possessing separate return Tax liabilities based upon a ratio of such separate return Tax liabilities.

          (f)  Morrison or RTI shall provide the Members with a computation
          (and such other workpapers and documentation supporting such computation) of the Affiliated Group's consolidated federal income tax liability and each Member's allocable share of such liability no later than 10 days after the filing of the consolidated federal income tax return for such taxable year. A Member may object to such computation or allocation by presenting Morrison with a written explanation of such objection(s) (which contains specific explanation of the reasons and support for their objections) within 5 days after receiving the computation and allocation from Morrison. Morrison shall revise the computation and allocation in response to an objection when appropriate.

     3.4  Tax Payments or Benefits.  Each Member shall pay to Morrison or RTI
          ------------------------
its allocable share of the Affiliated Group's Consolidated Return Tax liability determined in accordance with Section 3.3 of this Agreement. Morrison or RTI shall pay to each Member who has been allocated a Tax Benefit under Section 3.3 the amount of such Tax Benefit. Payments under this Section 3.4 are to be made no later than 10 days after Morrison or RTI has provided the Members with the computation provided in Section 3.5 and all objections to such computation have been resolved provided that in the event of objections, the undisputed portion shall be paid within such ten day period. Payments due under this Section 3.4 shall be adjusted to take into account any estimated tax payments or benefits made pursuant to Section 3.5 of this Agreement.

     3.5  Estimated Tax Payments.  Morrison or RTI shall have the right to
          ----------------------
assess Members their share of estimated tax payments to be made on the projected Consolidated Return Tax liability for any year. Payment to Morrison shall be made not later than 10 days after such assessment. Such Member will receive credit for such prepayments in the year-end computation under Section 3.4 of this Agreement.

     3.6  Carrybacks and Carry Forwards.  If part or all of an unused
          -----------------------------
consolidated net operating loss or tax credit is allocated to a Member of an Affiliated Group pursuant to Treasury Regulations Section 1.1502-79, (or comparable provision under foreign, state, or local law) and is carried back or forward to a year in which such Member filed a separate tax return or a Consolidated Return with another affiliated group, any refund or reduction in Tax liability arising from the carryback or carryover shall be retained by such Member (if such refund or reduction goes to a Party other than the Member, then such Party shall pay over such amount to the Member). Notwithstanding the foregoing, Morrison or RTI shall determine whether an election shall be made not to carryback any consolidated net operating loss arising in a Consolidated Return year in accordance with Section 172(b)(3)(C) (or comparable provision under foreign, state, or local law).

     If a former Member of the Morrison Affiliated Group incurs a net operating loss or has excess tax credits for a taxable year subsequent to the period in which such former Member was a Member of the Morrison Affiliated Group, and such net operating loss or tax credits may be carried back to a consolidated federal income tax return for a taxable year in which such former Member was a Member of the Morrison Affiliated Group, then such former Member may request that Morrison file a claim for refund relating to such net operating loss or tax credit carryback. By Morrison agreeing to file a claim for refund relating to such carryback, and as a condition to Morrison agreeing to file such carryback claim, Morrison and the former Member agree that any refund (including interest) received as a result of the carryback of such net operating loss and/or tax credit shall be split equally by Morrison and such former Member.

     3.7  Recomputed Liability, Refunds.  If the Consolidated Return Tax
          -----------------------------
liability is adjusted for any taxable period, whether by means of an amended return, claim for refund, or assessment by a taxing authority, the liability of each Member shall be recomputed under Section 3.3 of this Agreement to give effect to such adjustment. Payments of the Members allocable share of such refund or additional Tax liability shall be made in accordance with Section 3.4 of this Agreement. If any interest is to be paid or received as a result of a Consolidated Return Tax deficiency or Tax refund, such interest shall be allocated to the Members in the ratio each Member's change in its share of Consolidated Return Tax liability bears to the total change in such liability. Any penalty shall be allocated in the same manner as the (and to the same Party whose) Tax Item resulted in the imposition of such penalty, or upon such basis as is reasonable and appropriate in view of all applicable circumstances.

     3.8  Restructuring Taxes.  Notwithstanding any other provision of this
          -------------------
Agreement to the contrary, any liability with respect to Restructuring Taxes shall be allocated as follows:

     (a)  Liability Resulting from a MFCI Tainting Act.  In the event that
          --------------------------------------------
Morrison or RTI is liable for Restructuring Taxes because the Distribution failed to meet the requirements of Section 355 of the Code for nonrecognition of gain or loss due solely to a MFCI Tainting Act, then MFCI shall be allocated all liability for: (a) the Restructuring Taxes; (b) any claim against Morrison or RTI for liability to its shareholders arising out of the determination that the Distribution failed to meet the requirements of Section 355 of the Code for nonrecognition of gain or loss; and (3) any and all other liability that arises as a direct consequence of, or would not have otherwise arisen but for, the determination that Morrison or RTI is liable for the Restructuring Taxes as a result of the MFCI Tainting Act.

     (b)  Liability Resulting from a MHCI Tainting Act.  In the event that
          --------------------------------------------
Morrison or RTI is liable for Restructuring Taxes because the Distribution failed to meet the requirements of Section 355 of the Code for nonrecognition of gain or loss due solely to a MHCI Tainting Act, then MHCI shall be allocated all liability for: (i) the Restructuring Taxes; (ii) any claim against Morrison or RTI for liability to its shareholders arising out of the determination that the Distribution failed to meet the requirements of Section 355 of the Code for nonrecognition of gain or loss; and (iii) any and all other liability that arises as a direct consequence of, or would not have otherwise arisen but for, the determination that Morrison or RTI is liable for the Restructuring Taxes as a result of the MHCI Tainting Act.

     (c)  Liability Resulting from Both a MFCI Tainting Act and a MHCI Tainting
          ---------------------------------------------------------------------
Act.  In the event that Morrison or RTI is liable for Restructuring Taxes
---
because the Distribution failed to meet the requirements of Section 355 of the Code for nonrecognition of gain or loss due to both a MFCI Tainting Act and a MHCI Tainting Act, but not a RTI Tainting Act, then MFCI and MHCI shall each be allocated one-half of all liability for: (i) the Restructuring Taxes; (ii) any claim against Morrison or RTI for liability to its shareholders arising out of the determination that the Distribution failed to meet the requirements of
Section 355 of the Code for nonrecognition of gain or loss; and (iii) any and all other liability that arises as a direct consequence of, or would not have otherwise arisen, but for the determination that Morrison or RTI is liable for the Restructuring Taxes.

     (d)  Multiple Tainting Acts or an Absence of Tainting Acts. In the event of
          -----------------------------------------------------
a determination that the Distribution failed to meet the requirements of Section 355 of the Code for nonrecognition of gain or loss due to (1) any combination of a MFCI Tainting Act, a MHCI Tainting Act, and a RTI Tainting Act, or (2) a complete absence of a MFCI Tainting Act, a MHCI Tainting Act, and a RTI Tainting Act, then all liability for: (i) the Restructuring Taxes; (ii) any claim against Morrison or RTI for liability to its shareholders arising out of the determination that the Distribution failed to meet the requirements of Section 355 of the Code for nonrecognition of gain or loss; and (iii) any and all other liability that arises as a direct consequence of, or would not have otherwise arisen, but for the determination that Morrison or RTI is liable for the Restructuring Taxes; shall be borne one-third (1/3) by RTI, one-third (1/3) by MFCI, and one-third (1/3) by MHCI, unless such liability is the result of a combination of at least two, but not three, of a MFCI Tainting Act, a MHCI Tainting Act, and a RTI Tainting Act, in which case such liability shall be borne one-half (1/2) each by the two Parties committing such Tainting Acts.

     3.9  Indemnification for Taxes.  Each Party agrees to pay and to indemnify
          -------------------------
and hold any other Party to this Agreement harmless from and against the amount of Taxes, including (but not limited to) Restructuring Taxes, and all other liabilities allocated to such Party under this Article III.


                                  ARTICLE IV.

                           All Other Tax Liabilities
                           -------------------------

     4.1  MFCI Property Taxes. Personal and Real Property Taxes for any period
          -------------------
on property of the Business of MFCI shall be the liability of MFCI. MFCI shall indemnify and hold harmless RTI and any member of the RTI Group from and against all Personal and Real Property Taxes on property of the Business of MFCI.

     4.2  MHCI Property Taxes. Personal and Real Property Taxes for any period
          -------------------
on property of the Business of MHCI shall be the liability of MHCI. MHCI shall indemnify and hold harmless RTI and any member of the RTI Group from and against all Personal and Real Property Taxes on property of the Business of MFCI.

     4.3  Other MFCI Taxes.  Notwithstanding any other provision of this
          ----------------
Agreement to the contrary, MFCI shall pay, and shall indemnify and hold harmless RTI and any Member of the RTI Group from and against:

     (a) MFCI's allocable share of Tax liability attributable to any Consolidated Return to the extent that such liability relates to a period prior to the existence of MFCI, but is attributable to the Business of MFCI (such allocable share shall be determined as if MFCI was in existence for and carried on the Business of MFCI during such period).

     (b) Any Tax liability with respect to separate returns for foreign, state or local taxes on or measured by income of MFCI or a subsidiary of MFCI, or franchise taxes of MFCI or a subsidiary of MFCI not measured by income, whether filed by Morrison, RTI, MFCI or a subsidiary of MFCI;

     (c) Any Tax liability with respect to separate returns for foreign, state or local taxes on or measured by income filed by Morrison with respect to the Business of MFCI to the extent it results in a Tax Benefit to the MFCI Group (such as the disallowance of a deduction claimed by Morrison in a year beginning before the date of Distribution that is available to MFCI or a subsidiary of MFCI in a period after Distribution);

     (d) any sales, use, property, transfer, valued added, recordation, excise and similar Taxes with respect to the Business of MFCI which are not Restructuring Taxes; and

     (e) any payroll Taxes with respect to employees of MFCI or an MFCI subsidiary or of the Business of MFCI.

     4.4  Other MHCI Taxes.  Notwithstanding any other provision of this
          ----------------
Agreement to the contrary, MHCI shall pay, and shall indemnify and hold harmless RTI and any Member of the RTI Group from and against:

     (a) MHCI's allocable share of Tax liability attributable to any Consolidated Return to the extent that such liability relates to a period prior to the existence of MHCI, but is attributable to the Business of MHCI (such allocable share shall be determined as if MHCI was in existence for and carried on the Business of MHCI during such period).

     (b) Any Tax liability with respect to separate returns for foreign, state or local taxes on or measured by income of MHCI or a subsidiary of MHCI, or franchise taxes of MHCI or a subsidiary of MHCI not measured by income, whether filed by Morrison, RTI, MHCI or a subsidiary of MHCI;

     (c) Any Tax liability with respect to separate returns for foreign, state or local taxes on or measured by income filed by Morrison with respect to the Business of MHCI to the extent it results in a Tax Benefit to the MHCI Group (such as the disallowance of a deduction claimed by Morrison in a year beginning before the date of Distribution that is available to MHCI or a subsidiary of MHCI in a period after Distribution);

     (d) any sales, use, property, transfer, valued added, recordation, excise and similar Taxes with respect to the Business of MHCI which are not Restructuring Taxes; and

     (e) any payroll Taxes with respect to employees of MHCI or an MHCI subsidiary or of the Business of MHCI.


                                   ARTICLE V.

                             Tax Return Preparation
                             ----------------------

     5.1  Consolidated Returns. (a) Morrison or RTI shall prepare and timely
          --------------------
file all Consolidated Returns. The Consolidated Returns shall be prepared and filed by Morrison or RTI in compliance with applicable tax laws and on a basis that is consistent with any IRS ruling or opinion of tax counsel obtained by Morrison or RTI and with prior Consolidated Returns (to the extent applicable).

     (b) MFCI and MHCI shall each be responsible for preparing all information relating to the MFCI Group or the MHCI Group (as the case may be) that is necessary for Morrison or RTI to prepare and file any Consolidated Return of which MFCI (or one of its subsidiaries) or MHCI (or one of its subsidiaries) is a Member of the Affiliated Group filing such Consolidated Return. In the case of information necessary to file the Consolidated Return for federal income tax purposes for the period which includes the Distribution, such information shall be provided to Morrison or RTI by June 15, 1996. Information with respect to any other return shall be provided, at Morrison's or RTI's request, within 120 days after the end of the taxable period to which the return relates. Such information shall be used as the basis for Morrison's or RTI's preparation of the Consolidated Return and other Tax Return.

     (c) MFCI and its Subsidiaries agree to cooperate with Morrison or RTI in the preparation of any valuation studies or other reports which are appropriate or necessary for the preparation of Morrison or RTI's Consolidated Returns.

     (d) MHCI and its Subsidiaries agree to cooperate with Morrison or RTI in the preparation of any valuation studies or other reports which are appropriate or necessary for the preparation of Morrison or RTI's Consolidated Returns.

     5.2  Pre-Distribution Separate Returns. All Tax Returns required to be
          ---------------------------------
filed for periods beginning before, or beginning and ending on the Distribution Date, shall be filed by Morrison or RTI, except that any Tax Returns pertaining exclusively to property or operations of the MFCI Group or the Business of MFCI, or the MHCI Group or the Business of MHCI, shall be filed by MFCI or MHCI (as the case may be) to the extent that MFCI or MHCI, respectively, has been responsible for filing such Tax Returns for prior periods in accordance with established practice.

     5.3  Post-Distribution Returns. All Tax Returns of the MFCI Group for
          -------------------------
periods beginning after the Distribution Date shall be filed by MFCI, all Tax Returns of the MHCI Group for periods beginning after the Distribution Date shall be filed by MHCI, and all Tax returns of the RTI Group for periods beginning after the Distribution Date shall be filed by RTI. RTI shall be responsible for filing all Forms 1099 due with respect to the receipt by shareholders of any cash in lieu of fractional shares in the Distribution.

     5.4  Cooperation Exchange of Information. Each Party shall be responsible
          -----------------------------------
for the timely submission to the other Party of information of which it has knowledge regarding any Tax Item which may properly be included in any Tax Return to be filed by the other Party, and shall provide any and all other information and documentation (including, but not by way of limitation, working papers and schedules) reasonably requested the other Party for use in connection with the preparation and filing of any Tax Returns.

     5.5  Employer Stock Ownership Plan Data. With respect to each of the five
          ----------------------------------
years following the Date of Distribution, MFCI and MHCI shall provide RTI with a calculation of the amount of employee wages contributed to MFCI's Stock Ownership Plan and MHCI's Stock Ownership Plan, respectively, in order to adequately advise RTI that MFCI and MHCI has each complied with its commitments under the Letter Ruling.


                                  ARTICLE VI.

                                   Tax Audits
                                   ----------

     6.1  Tax Controversies. (a) Except as otherwise provided in this Article
          -----------------
VI, Morrison or RTI shall have full responsibility and discretion in handling, settling, or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility, MFCI shall have full responsibility and discretion in handling, settling, or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility, and MHCI shall have full responsibility and discretion in handling, settling, or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility, and any costs incurred in handling, settling or contesting any Tax Controversy shall be borne by the Party having full responsibility and discretion therefor.

     (b) The Party responsible for any Tax Controversy shall use all reasonable efforts to resist any deficiency assertions by any Taxing Authority regardless of which Party is ultimately responsible for any such Tax under this Agreement.

     (c) Each Party shall give prompt notice to the other of any communication (including, but not limited to, requests for information that might affect the treatment of any Tax Item and notices of proposed adjustments affecting the treatment of any Tax Item) with the IRS or other Taxing Authority which may affect any Tax Item of the other Party. Such other Party shall have the right to provide the Party having responsibility for the audit with information and input as to the response to such communication as may be appropriate under the circumstances. The Party having responsibility for the audit shall notify all affected Parties promptly if any Taxing Authority proposes an assessment of Taxes for which any other Party to this Agreement could be liable to indemnify and hold another Party to this Agreement harmless from and against the amount of such Taxes pursuant to this Agreement.

     (d) MFCI and/or MHCI (as the case may be) shall have 30 days after receipt of the notice required under Section 6.1(c) within which to object in writing to the proposed adjustment. If MFCI and/or MHCI (as the case may be) does not notify RTI within such 30 day period that it objects to the proposed adjustment, then RTI shall have exclusive control over all stages of the Tax Controversy, including full authority to determine whether and in what manner to contest or compromise the issue.

     (e) If MFCI and/or MHCI (as the case may be) notifies RTI that it objects to the proposed adjustment, then RTI shall not consent to the adjustment or compromise of the proposed adjustment without the consent of MFCI and/or MHCI (as the case may be) which shall not be unreasonably withheld or delayed, but shall cooperate with MFCI and/or MHCI (as the case may be) to resolve the issue on a basis acceptable to MFCI and/or MHCI (as the case may be). Prior to the issuance of a notice of proposed adjustment or similar stage in the proceedings, RTI shall be responsible for the conduct of the audit, and shall notify MFCI and/or MHCI (as the case may be) of any major developments in the audit proceedings pertaining to an issue for which MFCI and/or MHCI may have obligation under this Agreement with respect to any Taxes that may arise as a result of an adverse determination with respect to such issue.

     (f) Upon the issuance of a notice of proposed adjustment or similar stage in the proceedings for which MFCI and/or MHCI (as the case may be) has provided RTI with a notice of objection pursuant to Section 6.1(d), MFCI and/or MHCI (as the case may be) shall assume the conduct of all further proceedings, with counsel selected by it (with the reasonable approval of RTI), at its sole expense, insofar as the expense relates to an issue that MFCI and/or MHCI (as the case may be) is (are) contesting, and thereafter RTI, MFCI, and/or MHCI shall jointly be responsible for conduct of proceedings to contest such issue(s).

     (g) In the event that RTI receives a notice of deficiency from the IRS, or a similar notice from any other Taxing Authority, and such notice relates in whole or in part to an issue that MFCI and/or MHCI (as the case may be) is (are) contesting, then:

          (i) Upon receiving a written request from MFCI and/or MHCI (as the case may be), given no later than a date reasonably necessary to permit preparation and timely filing of a petition in the United States Tax Court for redetermination of the deficiency, or a court of similar jurisdiction with respect to Taxes imposed by any other Taxing Authority, RTI shall timely file such petition; provided, however, that notwithstanding such request, RTI shall have the option to pay the amount of the deficiency and not seek or make any claim under this Agreement for indemnification for such Taxes from MFCI and/or MHCI (as the case may be); or

          (ii) If (1) MFCI and/or MHCI (as the case may be) does not request RTI to file a petition for redetermination of the deficiency pursuant to Section 6.01(g)(i) hereof, and (2) RTI does not, on its own initiative, timely file a petition, and (3) MFCI and/or MHCI (as the case may be) requests that RTI file a claim for refund, then RTI shall either pay the deficiency or use the proceeds of a loan from MFCI and/or MHCI, in the amount described in Section 6.01(g)(i), to pay the deficiency, file a claim for refund thereof, and, if the claim is denied, bring an action in a court of competent jurisdiction seeking such refund.

          (iii) In the event that a judgment of the United States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to the issue, and RTI notifies MFCI and/or MHCI (as the case may be) that it does not intend to appeal such determination, then MFCI and/or MHCI (as the case may be) shall have the right to cause RTI to appeal from such adverse determination at MFCI's and/or MHCI's (as the case may be) expense.

          (iv) MFCI and/or MHCI, and its (or their) representatives, (as the case may be) at its (their) expense, shall be entitled to participate in (1) all conferences, meetings, or proceedings with any Taxing Authority, the subject matter of which is or includes an issue for which MFCI and/or MHCI (as the case may be) may have obligation under this Agreement with respect to any Taxes that may arise as a result of an adverse determination with respect to such issue, and (2) all appearances before any court, the subject matter of which includes such issue.

     (h) The right to participate referred to in Section 6.01(g)(iv) hereof shall include the submission and content of documentation, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses, and the negotiation of stipulations of fact with respect to the issue.

     6.2  Cooperation. Morrison, RTI, MFCI, and MHCI agree to afford full
          -----------
cooperation to one another and to their respective representatives, if any, in any Tax Controversy involving:

          a) any Tax Return filed or required to be filed by or for any member of the Morrison Group, the RTI Group, the MFCI Group, or the MHCI Group for any period, or

          b) any item or issue affecting Morrison's, RTI's, MFCI's, or MHCI's potential liability hereunder or to any governmental authority.

Such cooperation shall include, but not by way of limitation:

          i) the timely filing of appropriate claims for any refund which may be available to any member of the Morrison Group or the RTI Group on account of an item of loss, deduction or credit of the MFCI Group or the MHCI Group (as the case may be) which the MFCI Group or the MHCI Group desires to carryback from a separate return year (i.e., any taxable year of the MFCI Group or the MHCI Group ending after the Date of Distribution) to a Consolidated Return of the Morrison Group or the RTI Group which includes MFCI or an MFCI subsidiary, or MHCI or an MHCI Subsidiary, (as the case may be) in accordance with the provisions of Section 3.6 hereof;

          ii)   preparing responses to information requests by any Taxing
                Authority;

          iii) making available books, records and other documentation (including, but not by way of limitation, working papers and schedules) relevant to such proceeding, and systems support for documentation furnished in electronic form;

          iv) making directors, officers or employees available to appear in person for interview or for testimony;

          v) making employees available on a mutually convenient basis to provide additional information and explanation of materials provided hereunder;

          vi) executing powers of attorney, tax information authorizations and any other necessary or appropriate authorizations; and

          vii) executing agreements with the Taxing Authority reasonably necessary or appropriate for the settlement or pursuit of the contest of such issue.

     6.3  Record Retention. The parties agree to retain all books, records,
          ----------------
returns, schedules, documents and all material papers or relevant items of information for periods prior to the Date of Distribution for the later of (i) seven (7) years or (ii) the full period of the applicable statute of limitations, including any extensions thereof.

                                  ARTICLE VII.

                                    Payments
                                    --------

     7.1  Payments in General. Except as otherwise provided in this Agreement,
          -------------------
any amount required to be paid by one Party pursuant to this Agreement shall be paid in immediately available funds within thirty (30) days after written demand therefor from the other Party given after a Final Determination of the amount thereof.

     7.2  Interest on Late Payments. Any amount payable under this Agreement by
          -------------------------
one Party to another Party shall, if not paid within ten (10) business days after the due date specified in this Agreement, bear interest from such due date until the date paid at the applicable Federal short term rate as defined in
Section 6621 of the Code in effect on the due date.

     7.3  Character and Effect of Payments. The parties agree that for income
          --------------------------------
and other Tax purposes all amounts paid pursuant to this Agreement by one Party to the other Party (other than interest payments pursuant to Section 6.2) shall be treated by the Parties as made directly to the third parties to which such payment is due. If, notwithstanding such treatment by the Parties, any payment by either Party is determined to be taxable to the other Party by any Taxing Authority, the payor shall also indemnify the other Party for fifty percent (50%) of the amount of any Taxes and related Expenses payable by the other Party by reason of the receipt of such payment. In addition, the amount of any indemnity payment due under this Agreement shall be computed by properly taking into account any Tax Benefit actually realized by the recipient from the payment of the item at issue.

     7.4  Notice. The Parties shall give each other prompt notice of any payment
          ------
that may be due under this Agreement.


                                 ARTICLE VIII.

                           Administrative Provisions
                           -------------------------

     8.1  Interest. Except as expressly provided herein, no obligation to pay or
          --------
right to collect interest or other amounts shall arise by virtue of this Agreement.

     8.2  Expenses. Each party to this Agreement hereby agrees to be responsible
          --------
for all of the expenses which it may incur in carrying out its duties hereunder.

                                 ARTICLE IX.

                                 Miscellaneous
                                 -------------

          9.1  Enforceability. In case any one or more of the provisions
               --------------
contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          9.2  Modification of Agreement. Except as provided in Section 2.4, no
               -------------------------
modification, amendment or waiver or any provision of this Agreement shall be effective unless the same shall be in writing, and signed by each of the Parties hereto and then such modification, amendment or waiver shall be effective only in the specific instance and for the purpose for which given.

          9.3  Successors and Assigns. Except as hereinafter provided, neither
               ----------------------
this Agreement nor any rights hereunder shall be assignable or transferable by either Party hereto, without the prior written consent of the other Party hereto, except by operation of law. Each Party hereby guarantees the performance of all actions, agreements and obligations provided for under this Agreement of each of its Subsidiaries. Each Party shall, upon the written request of the other Party, cause any of its Subsidiaries formally to execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby for so long as such successors, assigns or controlling persons are a Subsidiary of a Party or its successors and assigns by operation of law.

          9.4  Term. This Agreement shall commence on the date of execution
               ----
indicated below and shall continue in effect until otherwise agreed to in writing by the Parties or their successors. Notwithstanding any other provision in this Agreement, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver, or mitigation thereof).

          9.5  Rights Confined to Parties. Nothing expressed or implied herein
               --------------------------
is intended or shall be constructed to confer upon or to give to any person firm or corporation (other than the Parties hereto, members of their Affiliated Groups, and their successors and assigns) any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof. All terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the Parties hereto, the members of their Affiliated Groups, and their successors and assigns.

          9.6  Notices. All demands, notices, and communications under this
               -------
Agreement shall be in writing and shall be deemed to have been duly given on the date on which such demand, notice, or communication is personally delivered or sent by certified or registered United States Mail, postage prepaid, to:

               a) in the case of Morrison and all Subsidiaries hereto except MFCI, MHCI, RTI and their subsidiaries:

                   Ruby Tuesday, Inc.
                   c/o  Pfilip G. Hunt, Esq.
                   4731 Morrison Drive
                   Mobile, Alabama  36625-0001

               b)  in the case of MFCI or one of its subsidiaries:

                   Morrison Fresh Cooking, Inc.
                   c/o  Mitchell S. Block, Esq.
                   4893 Riverdale Road, Suite 260
                   Atlanta, Georgia  30337

               c)  in the case of MHCI or one of its subsidiaries:

                   Morrison Health Care, Inc.
                   c/o  John E. Fountain, Esq.
                   4893 Riverdale Road, Suite 260
                   Atlanta, Georgia  30337

     9.7  Effect of Headings. The paragraph headings herein are for convenience
          ------------------
only and shall not affect the construction hereof.

     9.8  Governing Law. The provisions of this Agreement, and all rights and
          -------------
obligations of the parties hereunder shall be governed by the laws of the State of Georgia.

     9.9  Counterparts. This Agreement may be executed in any number of
          ------------
counterparts, each of which shall, when so executed, be considered an original and all of which, taken together, shall be considered one document.


          IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective as of the day first written above.


MORRISON RESTAURANTS INC.

By: /s/ Pfilip G. Hunt                Date:       3/2/96
   ------------------------------          ---------------------

RUBY TUESDAY (GEORGIA), INC.

By: /s/ J. Russell Mothershed         Date:    3/2/96
   ------------------------------          ---------------------


RUBY TUESDAY, INC.

By: /s/ Pfilip G. Hunt                Date:    3/2/96
   ------------------------------          ---------------------


MORRISON FRESH COOKING, INC.

By: /s/ J. Russell Mothershed         Date:    3/2/96
   ------------------------------          ---------------------


MORRISON HEALTH CARE, INC.

By: /s/ J. Russell Mothershed         Date:    3/2/96
   ------------------------------          ---------------------


CUSTOM MANAGEMENT CORPORATION

By: /s/ Pfilip G. Hunt                Date:    3/2/96
   ------------------------------          ---------------------


CUSTOM MANAGEMENT CORPORATION OF PENNSYLVANIA

By: /s/ Pfilip G. Hunt                Date:    3/2/96
   ------------------------------          ---------------------


MORRISON CUSTOM MANAGEMENT CORPORATION OF PENNSYLVANIA

By: /s/ Pfilip G. Hunt                Date:    3/2/96
   ------------------------------          ---------------------


JOHN C. METZ & ASSOCIATES, INC.

By: /s/ Pfilip G. Hunt                Date:    3/2/96
   ------------------------------          ---------------------


MORRISON INTERNATIONAL, INC.

By: /s/ Pfilip G. Hunt                Date:    3/2/96
   ------------------------------          ---------------------

TIAS, INC.

By:  /s/ Pfilip G. Hunt               Date:    3/2/96
    -----------------------------           --------------------


                                      -24-